Exhibit 10.15

Confidential Treatment Requested Evelo Biosciences, Inc.

FINAL

EXCLUSIVE LICENSE AGREEMENT

BETWEEN THE UNIVERSITY OF CHICAGO AND EVELO BIOSCIENCES

FOR AN IMMUNO-ONCOLOGY TECHNOLOGY

This License Agreement (“Agreement”), dated March 10, 2016 (the “Effective Date”), is between The University of Chicago, an Illinois not-for-profit corporation (“University”), and Evelo Biosciences, Inc., a Delaware corporation, having an address at 620 Memorial Drive, Suite 200 Cambridge, Massachusetts 02139. (“Company”). Each hereunder may be referred to separately as the “Party”, or together as the “Parties”.

WHEREAS, University has certain Licensed Patents and Technical Information arising from the disclosure entitled, “Treatment of Cancer by Manipulation of Commensal Microflora” regarding the work of Thomas Gajewski, Leticia Corrales, and Ayelet Sivan, funded in part by the U.S. government;

WHEREAS, Company wishes to obtain an exclusive license under such Licensed Patents and access such Technical Information to diligently develop and commercialize Licensed Products; and

WHEREAS, University is willing to grant such rights in accordance with the terms and conditions of this Agreement to afford the public access to Licensed Products.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1.	Definitions

The capitalized terms listed below and used in this Agreement will have the following meanings:

A.	“Affiliate” means any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with, a party hereto where “control” means direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock, other voting interest, or income of a corporation or other entity or the ability to direct the affairs of such other entity through contract rights or otherwise.

B.	“Calendar Quarter” means each of the four, three-month periods ending on March 31st, June 30th, September 30th, and December 31st.

C.	“Combination Product” means a product that contains one or more Licensed Product(s) and one or more other therapeutically active components sold as a unit at a single price. For clarity, a Combination Product may contain multiple Licensed Products (e.g., bacterial strains).

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Confidential Treatment Requested Evelo Biosciences, Inc.

FINAL

D.	“Commence” or “Commencement” means, with respect to any clinical trial, the first dosing of the first patient in such clinical trial.

E.	“EMA” means the European Medicines Agency or any successor agency thereto.

F.	“FDA” means the United States Food and Drug Administration or any successor agency thereto.

G.	“Field” means all uses.

H.	“First Commercial Sale” means the first sale, lease, provision of service, use, or transfer of a Licensed Product by a Licensed Entity to a third party for consideration.

I.	“First Human Testing” means the Commencement of dosing of a Licensed Product in human patients.

J.	“IND” means an Investigational New Drug application, or similar application or submission filed by Company for approval to conduct human clinical investigations filed with or submitted to a regulatory authority in conformance with the requirements of such regulatory authority.

K.	“Intent to Treat Population” means, with respect to a clinical trial, the target population of patients (identified by enrollment criteria) as having a condition for which the Licensed Product will be tested for efficacy as a primary endpoint.

L.	“Licensed Entity” means Company, an Affiliate of Company, or a Sublicensee.

M.	“Licensed Patents” means, (i) the patent applications listed on Schedule A attached hereto, (ii) all divisions, continuations, foreign counterparts of any of the foregoing, (iii) any claims in continuations-in-part of any of the foregoing that are fully supported under 35 U.S.C. §112, and (iv) any patents which may issue from such patent applications and any reexamination, reissues, substitutions, extensions of or to or supplementary protection certificates referencing any of the foregoing patents or patent applications. For clarity, “Licensed Patents” shall not include any claims in continuations-in-part of the foregoing that are not fully supported under 35 U.S.C. §112 by the patents and patent applications listed on Schedule A.

N.	“Licensed Product” means: (i) any product, device, system, article of manufacture, machine, composition of matter, process, or service (or component thereof); (ii) any method of using any of the foregoing; or (iii) any process for making any of the foregoing, that, in the case of (i), (ii), or (iii), either (a) is covered by a Valid Claim of the Licensed Patents, or (b) materially incorporates, utilizes, or is made with the use of Technical Information.

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O.	“Net Sales” means the gross amount invoiced by Company and Licensed Entities for sales, leases or other transfers, provision of service, or use of Licensed Products after deduction of all the following determined in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) or International Financial Reporting Standards (“IFRS”), as designated and used by Company and Licensed Entities, as applicable, in preparing its consolidated financial statements from time to time, in each case, solely to the extent documented to University as directly attributable to one or more Licensed Products and included in the invoiced amount for such Licensed Products:

i.	customary trade, quantity, or cash discounts and rebates (including chargebacks and allowances), actually allowed and taken (e.g., rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program);

ii.	amounts repaid or credited to customers on account of rejections, returns or recall of goods, rebates or bona fide price reductions;

iii.	customs, and excise duties, sales taxes and other governmental customs charges paid by or on behalf of a Licensed Entity;

iv.	reasonable charges for delivery or transportation and insurance relating to such delivery or transportation provided by and paid by a Licensed Entity to a third party (excluding amounts reimbursed); and

v.	any invoiced amounts that are not collected by Company and its Licensed Entities, including bad debts relating to such Licensed Products, such deductions only to be taken after Company’s and Licensed Entities’ write-off of such uncollected amounts or bad debts.

Net Sales also includes the fair market value of any non-cash consideration received by a Licensed Entity for the sales, leases, or other transfers or use of Licensed Products, or any right, title, or interest in Licensed Products. Fair market value will be calculated as of the time of transfer of such non-cash consideration to Licensed Entity. Transfer of a Licensed Product within or between Licensed Entities for sale by the transferee will not be considered a Net Sale for purposes of calculating Royalties. In such circumstances, the gross sales price and resulting Net Sales price will be based upon the sale of the Licensed Product by the transferee. For Licensed Products consumed by a Licensed Entity, the price used to calculate Net Sales will be equal to the list price of the same or a substantially similar Licensed Product.

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In the event that one or more Licensed Products are sold in a Combination Product, Net Sales from the sale of such Combination Product for each applicable Calendar Quarter will be determined as calculated by multiplying the Net Sales (as determined without reference to this paragraph) of such Combination Product by the fraction A/(A+B), where A is the average gross selling price in the applicable country of the Licensed Product(s) without any other active components and B is the average gross selling price in the applicable country of any product containing the other therapeutically active component(s) included in such Combination Product when sold separately in finished form, each during the applicable Calendar Quarter or, if sales of all such products did not occur during such Calendar Quarter, the most recent Calendar Quarter in which sales of all such products occurred. In the event that the average gross selling price(s) cannot be determined for (i) the Licensed Products without other therapeutically active components or (ii) the product containing the other therapeutically active components included in the Combination Product, the average gross selling price(s) in the above described equation will be replaced with an estimate of the fair market value of the product(s) for which no such sales exist, which estimate shall be agreed in good faith by the Parties in writing. For Clarity, Net Sales of a Combination Product in which Licensed Products are the only therapeutically active components will be subject to Net Sales as determined without reference to this Paragraph.

P.	“Non-Commercial Research Purposes” means use of the Licensed Patents or Technical Information for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or government institution, and publishing in connection therewith.

Q.	“Phase II Clinical Trial” means a human clinical trial, in any country, that would satisfy the requirements of 21 C.F.R.3 l2.2l(b).

R.	“Phase III Clinical Trial” means a human clinical trial, in any country, that would satisfy the requirements of 2l C.F.R.312.21 (c).

S.	“Regulatory Approval” shall mean, with respect to a Licensed Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the marketing and sales of such Licensed Product in the Field within such jurisdiction, including approval of a BLA, and approval of labeling and satisfaction of all applicable regulatory and notification requirements in such jurisdiction. For clarity, Regulatory Approval does not require pricing approval, no matter the applicable law.

T.	“Royalty(ies)” means all amounts payable under Section 3.B of this Agreement.

U.

“Sublicense” means any agreement entered into by Company or an Affiliate or a Sublicensee with any third party pursuant to which Company or any Affiliate or Sublicensee receives financial consideration in exchange for: (i) any license to the Licensed Patents or Technical Information is granted, including any rights to make, offer for sale, use, sell, or import Licensed Products); or (ii) a covenant by Company or an Affiliate or a Sublicensee not to sue a third party for the practice or use of any part of the

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Licensed Patents or Technical Information; or, (iii) a commitment by third party not to practice or use any part of the Licensed Patents or Technical Information in return for not selling a generic product based on a Licensed Product. Sublicense shall not include any agreement which Company or its Affiliates enters with a third party to: (a) have Licensed Products made, packaged and labeled by third party contractor(s) and delivered to Company and its Affiliates or Sublicensees for sale, or (b) distribute Licensed Products.

V.	“Sublicense Revenue” shall mean payments received by Company or its Affiliates from a Sublicensee, including upfront fees, option fees (except to the extent such amounts are used for costs incurred in the research and/or development of Licensed Products), milestone payments, license maintenance fees, and other payments received by Company or its Affiliates from such third party in consideration for the grant of a Sublicense; provided Sublicense Revenue shall not include: (a) royalties and profit sharing payments (the Net Sales on which such royalties and profit sharing payments are based shall be subject to royalties under Section 3.B below); (b) amounts received as payment for equity or debt securities of Company or its Affiliates; (c) option fees, solely to the extent such funds are expended for research and development of Licensed Products; (d) any amounts paid to Company or its Affiliates for reasonable reimbursement of research and/or product development of Licensed Products, or patent prosecution, defense, enforcement and maintenance expenses for Licensed Patents; and/or (e) payments received for reasonable pre-clinical or clinical research, development, regulatory activities, manufacturing or commercialization activities for Licensed Products undertaken by or on behalf of Company or its Affiliates (including, without limitation, fully loaded research and development expenses and related full-time equivalent costs). If intellectual property or products other than the Licensed Patents, Technical Information or Licensed Products are licensed concurrently to such third party, then Sublicense Revenue shall include only those amounts attributable to the sublicense of the Licensed Patents, Technical Information or Licensed Products, as the case may be, which shall be determined by Company or its Affiliates in good faith. In any such case, Company shall notify University of its proposed allocation, and the parties shall discuss such matter in good faith. If the Parties are unable to agree on the allocation of Sublicensee Revenue attributable to the Licensed Patents and Technical Information, either Party may request that such matter be resolved by arbitration by the American Arbitration Association (AAA) in accordance with its procedures under its Commercial Arbitration Rules. The award of the arbitrator(s) will be binding, and judgment upon the award may be entered in any court having jurisdiction thereof. All ADR proceedings will be conducted in the English language. Each Party will have the right to be represented by counsel in all aspects of any ADR proceeding. The Parties shall equally share the costs of any such determination.

W.	“Sublicensee” means any person, company, or other entity to which any of the rights granted to Company hereunder are granted under a Sublicense.

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X.	“Technical Information” means, to the extent owned and/or controlled by University, any data (i) specifically listed in Schedule B that is delivered to Company (electronic or hard copy) or (ii) that is delivered to Company by the inventors during the term of this Agreement and is not the subject of any other agreements with Company.

Y.	“Territory” means worldwide.

Z.	“University Personnel” means each of the inventors named on the Licensed Patents and the staff of UChicagoTech.

AA.	“Valid Claim” means a claim of (a) a pending patent application within the Licensed Rights that has not been pending for more than eight (8) years from the date of its earliest filing priority, or (b) an issued claim of any unexpired Licensed Patent or a claim of any pending Licensed Patent that has not been held unenforceable, unpatentable, or invalid by a decision of a court or governmental body of competent jurisdiction in a ruling that is unappealable or unappealed within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise. Any claim that has been pending for more than eight (8) years from the date of its earliest filing priority that later issues shall be a Valid Claim upon its issuance.

2.	Grant

A.	Grant. Subject to the terms and conditions of this Agreement, University hereby grants to Company and its Affiliates and Company on behalf of itself and its Affiliates accepts:

i.	an exclusive, royalty-bearing license under the Licensed Patents in the Field and Territory to make, have made, use, import, have sold, offer to sell and sell Licensed Products within the Field and within the Territory; and

ii.	a non-exclusive, royalty-bearing license to use the Technical Information in the Field and Territory to discover, develop, make, have made, use, import, have sold, offer to sell and sell Licensed Products within the Field and within the Territory.

B.	Technical Information.

i.	Technical Information is provided by University to Company solely for the use permitted in Section 2.A.ii., and nothing herein will be construed as constituting a sale thereof. Unless otherwise specified in writing by University, Licensed Entities will maintain Technical Information as University’s confidential information during and after the term of this Agreement unless such information is: (a) already known to Licensed Entity at the time of disclosure as evidenced by the Licensed Entity’s written records; (b) in the public domain other than through acts or omissions of the Licensed Entity, or anyone that accessed the confidential information from the Licensed Entity; (c) lawfully disclosed to the Licensed Entity by a third party without restriction; or (d) independently developed by the Licensed Entity without knowledge of or access to the confidential information as evidenced by the Licensed Entity’s written records.

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ii.	Delivery. Within [***] of the Effective Date, University shall deliver (and shall cause its personnel to deliver) to Company, all data, reports, analyses and other information within the Technical Information that exists and is reasonably available and transferable in a tangible form as of the Effective Date. If at any time during the Term, documents, data or information that exists and is reasonably available and transferable in a tangible form and are within the Technical Information that were not previously delivered to Company, University shall [***].

C.	Ongoing Obligations of Former Affiliates. While an entity is entitled to the benefits of an Affiliate under this Agreement for only the period of time the entity qualifies as an Affiliate under the definition (in accordance with Section 7.C), all obligations under this Agreement that accrued to such entity while an Affiliate will survive until fulfilled even though the entity no longer qualifies as an Affiliate. For clarity, and without limitation, any entity that is or was an Affiliate of Company may become a Sublicensee.

D.	Sublicense. Subject to the terms and conditions of this Agreement and Company’s and Sublicensee’s compliance therewith, Company and its Affiliates and Sublicensees will have the right to grant Sublicenses through multiple tiers. Each Sublicense must be granted pursuant to a valid and binding written agreement that expressly states that such Sublicense is subject to, and the applicable Sublicensee must comply with, all the terms and conditions of this Agreement applicable to the Company. Company will ensure that all Licensed Entities will comply with all the terms and conditions of this Agreement applicable to the Company. Company will have the same responsibility for the activities of any Licensed Entity as if the activities were directly those of Company. In the event of any inconsistency between the Sublicense and this Agreement, this Agreement will control. Any Sublicense that does not comply with the terms and conditions of this Agreement is null and void ab initio. Company will provide University with a copy of each Sublicense and any amendments thereof; provided such Sublicense may be redacted to delete any terms not material to compliance with this Agreement.

E.	Reservation of Rights. The License granted pursuant to the Agreement shall be subject, if applicable, to the rights of the United States government reserved under Public Laws 96-517, 97- 256 and 98-620, codified at 35 U.S.C. 200-212 and UChicago and University’s Affiliates’s rights to use any inventions claimed in the Licensed Patents for Non-Commercial Research Purposes at its own discretion without any payment to Company for such use. University reserves the worldwide right to practice or have practiced, and to grant to third parties the right to practice or have practiced Technical Information for any Non-Commercial Research Purposes.

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Until the first Regulatory Approval of a Licensed Product in any country, Non-Commercial Research Purposes excludes use in humans except as follows:

(a) [***]; and/or

(b) [***].

(c) [***].

(d) For the purposes of clarification, the exclusions described in Sections 2.E.(a), (b) and (c) shall no longer be in effect after the first Regulatory Approval of a Licensed Product in any country.

F.	U.S. Government Rights. Company understands that this Agreement is subject to any rights of or obligations to the U.S. Government, including under 35 U.S.C. § 200 et seq., 37 C.F.R. § 401 et seq. (“Bayh-Dole Act”), or any other applicable law or regulation, including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any Subject Invention (as defined in the Bayh-Dole Act) for or on behalf of the U.S. Government throughout the world. Company agrees to comply and permit University to comply with the Bayh-Dole Act, including to provide the reporting required and to substantially manufacture Subject Inventions and products produced through the use of Subject Inventions in the United States to the extent required under 35 U.S.C. § 204, unless waived. Company represents to University that as of the Effective Date, Company is a “small business firm” as defined in 15 U.S.C. §632. Company shall promptly notify University if it ceases to be “small business firm”.

G.	No Other Rights. No rights in and to the Licensed Patents and Technical Information other than those provided in this Section 2, express or implied, are conveyed by University. No rights to any patents except those included in the Licensed Patents are conveyed by University. Nothing contained in this Agreement or a party’s performance hereunder will be construed as conferring, by implication, estoppel or otherwise, upon any Licensed Entity, any party in privity with any Licensed Entity, or any customer of any of the foregoing, any right, title or interest under any intellectual or tangible property right at any time, except for those rights expressly granted in Section 2.A. No rights are granted in this Agreement to any intellectual property owned by Company.

H.	Responsibility for Licensed Entities. Any act or omission taken or made by a Licensed Entity will be deemed an act or omission by Company under this Agreement. Any act, error, or omission of a Licensed Entity that would be a breach of this Agreement if done by Company will be deemed to be a breach of this Agreement by Company. In the event that Company becomes aware that any Licensed Entity has made any act, error, or omission that would be a breach of this Agreement if done by Company, Company will promptly notify University thereof. In the event that University believes that any Licensed Entity has breached this Agreement, it shall notify Company with an explanation of its concerns. In any such case, Company and University shall discuss in good faith such concerns, and means to address any such breach by a Licensed Entity.

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3.	Payments

A.	Upfront Payment. Company will pay University within [***] following the Effective Date, the sum of [***].

B.	Royalties. Subject to the terms of this Section, Company will pay to University, on a country-by-country and Licensed Product-by-Licensed Product basis, Royalties on annual Net Sales of Licensed Products by Company and Licensed Entities as follows:

i.	Valid Claims Royalty. In country (ies) in which a Licensed Product is covered by a Valid Claim, Company will pay to University:

(a)	[***] for the portion of such annual Net Sales that are less than [***];

(b)	[***] for the portion of such annual Net Sales that are [***]; and

(c)	[***] for the portion of such annual Net Sales that are greater than [***].

Royalties due under this Section 3.B.i will be payable until the later of (i) the expiration of the last-to-expire Valid Claim(s) covering such Licensed Product in such country or (ii) the expiration of any period of regulatory exclusivity for any Licensed Product obtained as a result of Valid Claims (e.g., orphan drug designation).

ii.	Technical Information Royalty; Unpublished. With regard to annual Net Sales of Licensed Products by Company and Licensed Entities in any country(ies) where there is not a Valid Claim and the relevant Technical Information has not been published by any person affiliated with the University, Company will pay University a Royalty on a country-by-country and Licensed Product-by-Licensed Product basis, as follows:

(a)	[***] for the portion of such Net Sales on such annual Net Sales that are less than [***];

(b)	[***] for the portion of such Net Sales on such annual Net Sales that are between [***]; and

(c)	[***] for the portion of such Net Sales on such annual Net Sales that are greater than [***]

Royalties due under this Section 3.B.ii will be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the earlier of: (i) [***] from the first Commercial Sale of the applicable Licensed Product in the applicable country, or (ii) until a substantially similar product to the Applicable Licensed Product commences sales in the applicable country. For purposes of this Section 3.ii., a “substantially similar product” is one that [***].

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iii.	Technical Information Royalty; Published. With regard to annual Net Sales of Licensed Products by Company and Licensed Entities in any country(ies) where there is not a Valid Claim and the relevant Technical Information has been published by any University employee, Company will pay University a Royalty on a country-by-country and Licensed Product-by-Licensed Product basis, as follows:

(a)	[***] for the portion of such Net Sales on such annual Net Sales that are less than [***];

(b)	[***] for the portion of such Net Sales on such annual Net Sales that are between [***]; and

(c)	[***] for the portion of such Net Sales on such annual Net Sales that are greater than [***].

Royalties due under this Section 3.B.iii will be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the earlier of: (i) fifteen (15) years from the first Commercial Sale of the applicable Licensed Product in the applicable country, or (ii) until a substantially similar product to the Applicable Licensed Product commences sales in the applicable country. For purposes of this Section 3.iii., a “substantially similar product” is one that [***].

iv.	Importance of Technical Information. Company has requested, and University has agreed, to grant certain rights to Technical Information. Company requires these rights in order to develop and commercialize the technology licensed. Because of the importance of Technical Information, Company has agreed to pay certain Royalties to University on Licensed Products, as specified above, even if not covered by a Valid Claim, in order to obtain rights to Technical Information. Company has agreed to these payments because of the commercial value of Technical Information, separate and distinct from the commercial value of the Licensed Patents. Company acknowledges that the reduced royalty for Licensed Products that are not covered by a Valid Claim is fair and reasonable in order to compensate University for Company’s continuing license of the Technical Information.

v.	Third Party Licenses. In the event that (a) any patent owned and controlled by any unaffiliated third party (defined as a third party that is not an Affiliate of any Licensed Entity) will be infringed by the sale of a Licensed Product by the Licensed Entities, (b) the Licensed Product is not sold in combination with other products that are not Licensed Products, and (c) the total royalties due to such unaffiliated third party(ies) (“Third Party Royalty”) exceeds [***] of Net Sales of such Licensed Product in a Calendar Quarter (“Stacking Threshold”), then the Royalty percentage payable to University may be reduced thereafter, for so long as Licensed Entities are licensed under the third party patent, by [***]. However, in no event will the Royalty paid to University as a result of the application of this provision be reduced below [***] of the Royalty otherwise due hereunder.

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vi.	Single Royalty. Only one Royalty under Section 4.2 shall be paid with respect to each unit of Licensed Product sold, without regard to whether more than one Valid Claim within the Licensed Patents is applicable to such unit, or multiple bacterial strains that are covered by Valid Claims are included in a particular Licensed Product, or a particular Licensed Product is covered by either one or more Valid Claims and embodies Technical Information. For clarity, the Royalty due shall be at the highest applicable rate, but shall not be additive of the Royalties due under Section 3.B (i) and (ii). It is understood and agreed that no Royalty shall be due with respect to any use or transfer of Licensed Products for use in research or development activities conducted for the development of Licensed Products and for which no compensation above manufacturing cost is received by a Licensed Entity.

vii.	Acknowledgement. Except as expressly set forth in this Section 4.2, Licensee shall have no obligation to pay any Royalties to University in consideration for the rights granted in or to the Licensed Patents or Technical Information.

viii.	Combination Products. The Parties agree that in the event that any Licensed Product is a Combination Product, in no event will the Royalty paid to University with respect to such Licensed Product be reduced by more [***] of the Royalty otherwise due for such Licensed Product in accordance with Sections 3.B(i), 3.B(ii) and 3.B.(iii).

C.	License Maintenance Fees/Minimum Royalties. Company will pay to University a minimum royalty of [***] per calendar year or part thereof during which this Agreement is in effect. The first of such minimum royalty payment will be due [***] and subsequent payment will be due on [***] thereafter during the term of this Agreement. Upon termination or expiration of this Agreement, any minimum royalties owed for the period prior to termination will be due within [***] of such termination or expiration. It is understood that such minimum royalty payments will be fully creditable against Royalties on a calendar year basis, and that sales of Licensed Products requiring the payment of Royalties made during a prior or subsequent calendar year will have no effect on the annual minimum royalty due University for any other given calendar year. In the event that this Agreement is in effect for only a portion of any calendar year, the minimum royalty payments set forth in this Section 3.C will be prorated for such portion.

D.	Milestone Payments. Company will notify University within [***] when each of the following events are accomplished regarding each Licensed Product by a Licensed Entity and pay to University the following amounts (which sums are nonrefundable and noncreditable against Royalties):

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i.	$[***] paid on Commencement of the First Human Testing of the first Licensed Product. For clarity, this milestone would not be due or paid for the commencement of a healthy volunteer study.

ii.	$[***] on acceptance of an IND for the first Licensed Product by the FDA.

iii.	$[***] paid on Commencement of the first Phase III Clinical Trial for the first Licensed Product.

iv.	$[***] paid on Regulatory Approval of each Licensed Product by FDA.

v.	$[***] paid on first Regulatory Approval of each Licensed Product by an applicable regulatory authority in the European Union, such as the (EMA).

vi.	$[***] paid on Regulatory Approval for a 2nd indication of a Licensed Product in the United States (FDA).

vii.	$[***] paid on Regulatory Approval for a 2nd indication of a Licensed Product in the European Union, such as the (EMA).

Milestones Payments (i)-(iii) shall be paid of maximum of once, regardless of the number of Licensed Products that achieve the applicable milestone event. Milestones Payments (iv)-(vii) shall be paid of maximum of twice each, regardless of the number of Licensed Products that receive Regulatory Approval.

E.	Payment and Reporting.

i.	Company will pay Royalties owing to University on a quarterly basis, with such amounts due and received by University on or before the [***] following the end of the Calendar Quarter in which such amounts were earned.

ii.	Except as otherwise directed, Company will pay all amounts owing to University under this Agreement in U.S. dollars to University at the address provided in Section 9.D or paid via wire transfer, if agreed upon. Any necessary conversion of currency into United States dollars will be at the applicable rate of exchange of Citibank, N.A. (or its successor), in New York, New York, on the last day of the Calendar Quarter in which such transaction occurred. University is exempt from paying income taxes under U.S. law. Therefore, Company will make all payments due under this Agreement without deduction for taxes, assessments, or other charges of any kind which may be imposed on University by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to University pursuant to this Agreement. At Company’s request, University shall cooperate with Company to document University’s tax exempt status so that any such deductions or charges can be avoided. Company or the applicable Licensed Entity will assume all such taxes, assessments, or other charges that may reduce University’s net royalties, such as bank transfer fees.

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iii.	Company will submit to University a full accounting showing how any amounts owing to University under Section 3 have been calculated along with each such payment therefore. For Royalties, such accounting will be on a per country and Licensed Product basis and will be summarized on the form shown in Schedule C of this Agreement. Such accounting will include completing a quarterly Royalty forecast section. In the event no payment is owed to University, within [***] after the end of each Calendar Quarter, Company will provide to University a statement setting forth that fact.

iv.	Regardless of the circumstances, no payment made to University is refundable and only Royalty payments are creditable toward the minimum royalty as set forth in Section 3.C.

F.	Sublicense Revenue. In addition to payments due pursuant to Sections 3.B and 3.D, Company will pay to University a share of Sublicense Revenue, as follows:

i. With respect to any Sublicense entered by Company on or before [***], Company will pay to University [***] of any Sublicense Revenue received with regard to such Sublicense;

ii. With respect to any Sublicense entered by Company after [***] but before the filing of an IND for the first Licensed Product, Company will pay to University [***] of any Sublicense Revenue received with regard to such Sublicense; provided, in such case, the aggregate Sublicensee Revenue payments to University would be a maximum of [***];

iii. With respect to any Sublicense entered by Company after the filing of an IND for the first Licensed Product, Company will pay to University [***] of any Sublicense Revenue received with regard to such Sublicense; provided, in such case, the aggregate Sublicensee Revenue payments to University would be a maximum of [***]

Sublicense Revenue payments shall be made to University within [***] of receipt of such Sublicense Revenue by Company.

G.	Overdue Payments. Any payments by Company that are not received by University on or before the date such payments are due under this Agreement will accrue interest at the lesser of: (i) [***]; and (ii) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded monthly. Payment of such interest by Company will not limit, in any way, University’s right to exercise any other remedies University may have as a consequence of the lateness of any payment. Company will be responsible for all costs of collection incurred by University including attorney’s fees and court costs.

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H.	Good Faith. It is the expectation of the Parties that Company will pay to University the amounts set forth in this Agreement for the commercial exploitation of the Licensed Patents and Technical Information, and Company will use reasonable efforts to comply with its obligations hereunder.

4.	Diligence

A.	Development Obligations. Company will use commercially reasonable efforts to diligently develop and bring Licensed Products to market. In particular, Company will use commercially reasonable efforts to meet the development milestones for advancement of Licensed Products in accordance with Schedule D attached hereto. Activities conducted by the Company and its Affiliates and Licensed Entities shall be treated as efforts by the Company in determining compliance with this Section 4.

B.	Development Plan. Within [***] following the Effective Date, Company will provide University with a development plan for achievement within [***] of at least [***] development objectives for a Licensed Product. Such plan will include detailed plans (including proposed expenses for such activities), timetables for achieving milestones and necessary government or regulatory approvals, market research information on competitors and market size, and sales and marketing plans for the [***] period following the Effective Date, as well as a general plan and estimated timetable for achieving milestones and Company’s strategic development plans for the following three years. Company will revise the development plan on an annual basis and provide University with such revised plan within [***] of December 31st, concurrent with the progress report due under Section 5.B. Upon request, Company will meet with University in a timely manner to review any such development plan. Company will use reasonable commercial efforts to perform in substantial compliance with the then-current development plan.

C.	Delay in Achievement of Milestones. If there is a delay in achieving a development objective set forth in a development plan subject to section 4.B., then Company may nonetheless establish that it is using commercially reasonable efforts and not in breach of this Agreement:

i.	If Company fails to timely accomplish any development objectives due to one or more factors outside of Company’s control, then [***]. It is understood and agreed that factors outside Company’s control shall include, without limitation, [***]; or

ii.

If Company fails to timely accomplish any development objectives to factors within Company’s control, then Company may nonetheless establish that it is using commercially reasonable efforts, as follows: (A) if Company believes it can achieve the development objectives within [***] of the development objective date in the

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applicable Development Plan, then Company will notify the University that the development objectives has not been timely achieved but believes it can achieve the development objectives within [***] of its notice to University. In such case, Company will have the right to achieve the development objectives within the applicable period, and if the development objective is met within such period, Company will have established that it has used commercially reasonable diligence efforts; or (B) Company may submit to University evidence that [***].

In the event that Company has demonstrated diligent efforts as described in this Section 4.C., Company shall not be in breach of this Agreement and University may not terminate the Agreement for failure by Company to exercise commercially reasonable development efforts.

D.	Extension of Timelines. If Company has failed to achieve one or more development objectives, and Company is not able to demonstrate that it has exercised commercially reasonable efforts as described in Section 4.C. then Company may once (and only once) pay to University a license maintenance fee of [***] to maintain the license. Within [***] of such payment, Company will submit new development targets and associated timelines to University, and the Parties shall discuss such new development objectives and timelines in good faith. In such case, University’s approval of such new development objectives and timelines shall not be unreasonably withheld, conditioned or delayed. However, if Company fails to achieve the new development objectives, University and Company will negotiate in good faith for [***] to reach new development targets that are reasonable. If University is unwilling to accept these new development objectives, University may then terminate this Agreement pursuant to Section7.C.(ii).

E.	Specific Obligations. Notwithstanding the other Sections of this Section 4, if Company has failed to (i) file an IND with respect to at least one Licensed Product within [***] following the Effective Date, or (ii) Commence a clinical trial intended to enroll at least [***] in an intent to treat clinical trial for at least one Licensed Product within [***] of the Effective Date, then University may then terminate this Agreement pursuant to Section7.C.(ii).

F.	Promotion and Marketing. Company will use commercially reasonable efforts (and in no event less effort or relative expense than the level of resources and talent as is that Company uses for its other products with similar market potential and proprietary protection) to promote, advertise, and sell the Licensed Products.

5.	Records and Review

A.

Full and Accurate Records. University may from time to time and at any reasonable time, not exceeding once every [***], through independent auditors reasonably acceptable to Company, as University may designate, inspect and copy the books and records of Company in order to verify the payments due hereunder, the accuracy of any reported

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statement by Company, or of any other obligation under this Agreement. Company and its Affiliates will keep, and will cause Sublicensees to keep, continuous, full and accurate books and records in sufficient detail so that Company’s compliance with its obligations under this Agreement can be properly determined without undue delay or difficulty. Company will use commercially reasonable efforts to obtain the right for University to inspect and audit the records of Company’s Licensed Entities on the same terms applicable to Company’s books and records. Company agrees to include usual and customary audit provisions in its Sublicenses, and agrees to share with University the results of any audit it conducts that are relevant to the Licensed Products. If University makes a reasonable determination that an audit of a Licensed Entity may be appropriate, University will notify Company and the Parties will discuss in good faith the best course of action. University reserves the right to require Company to audit a Licensed Entity. The books and records of Company and Licensed Entities will be maintained for at least [***] after the activity or Royalty reporting period(s) to which they relate. Books and records will include but not be limited to: accounting general ledgers; invoice/sales registers; original invoice and shipping documents; federal and state business tax returns;company financial statements; sales analysis reports; inventory and/or manufacturing records; sublicense and distributor agreements; price lists, product catalogs and other marketing materials, in each case, solely as they relate to Licensed Products. Company will, and will cause all other Licensed Entities to, comply with this Section 5.A.

University shall provide to Company a full copy of any audit report that concludes that Company has underpaid any amount to University, to allow Company to respond to any such report.    Any audit inspection will be made at the expense of University, unless such examination discloses a discrepancy of [***] or more in the amount of payments due University in any audit period. In such case Company will be responsible for reimbursing University for the examination fee and expenses charged by the auditor along with the underpayment. Any underpayment will bear interest as described in Section 3.G. Company will pay past due payments for any error, including any payment deficiency for periods prior to the period under inspection, within [***] of written notice thereof. University and the auditor will maintain in confidence such inspection and the resulting report. The auditor shall, prior to any audit, enter into a confidentiality agreement with Company and, if the audit involves any Licensed Entity that is not the Company, with the relevant Licensed Entity, and may from time to time consult University and any of its employees or third party counsel on questions as they relate to this Agreement; provided, the auditor may not disclose to University or its representatives any financial or proprietary information except as required to conduct the inspection, to report and substantiate the results, as otherwise permitted by this Agreement, or if the information is already publicly known.

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B.	Progress Reports. Within [***] of each June 30 and December 31 during the term of this Agreement, Company will deliver a written report to University, in substantially the form of Schedule E attached hereto. The report will describe the progress of Company toward achieving the goals of the development plan and bringing Licensed Products to market (and any proposed revisions to the plan developed during the preceding six months). Company will promptly notify University in writing upon the First Commercial Sale of each Licensed Product and when Company’s obligation to begin making Royalty payments begins. Upon the First Commercial Sale of each Licensed Product, Company will provide in writing to University the following information: the date of First Commercial Sale, the generic name, and the tradename of each commercial product. Notwithstanding anything to the contrary in this Section 5.B, if Company has made at least one Royalty payment to University, Company shall only be required to deliver a written report once annually within [***] after December 31 of each calendar year during the term of this Agreement.

6.	Patents

A.	Prosecution, Defense and Maintenance. University will control the preparation, filing, prosecution, maintenance and abandonment of the Licensed Patents; provided, Company (or its designee) shall have the first right (but not the obligation) to control the conduct of any post grant proceedings (including any IPR, oppositions, post-grant proceedings and declaratory judgment actions), solely to the extent such post grant proceedings relate to the Licensed Patents. The party controlling any such activity (i.e., University or Company, as the case may be) will cooperate, and in the case of Company, will cause other Licensed Entities to cooperate in a timely manner in the applicable activities by (i) disclosing such information as may be requested by the controlling party, (ii) by promptly executing such documents as the controlling party may reasonably request in connection therewith, and (iii) considering in good faith comments by the non-controlling party in connection with any such activities. In particular, the controlling party shall provide the non-controlling party with a reasonable opportunity to review and comment on any communications with any patent office before any such communications are filed. Notwithstanding the foregoing, if a post grant proceeding is filed in connection with another claim against the University, or if the outcome of the action could be materially detrimental to the University or any of its employees, University will retain control of the proceedings. Company will, and will cause each other Licensed Entity to, bear its own costs in connection with their cooperation with University under this Section 6.A. Upon request, University will provide, or will have its legal counsel provide, Company copies of material documents received or prepared by University in the filing, prosecution and maintenance of the Licensed Patents.

B.	Patent Costs. University shall conduct the activities it controls pursuant to section 6.A using patent counsel reasonably acceptable to Company. University shall timely file patent applications and patents with the Licensed Patents in any countries and jurisdictions selected by Company. Company will pay all necessary and reasonable fees and expenses incurred by University relating to the preparation, filing, prosecution, defense, and maintenance of the Licensed Patents that University controls (“Patent Costs”).

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i.	Payment for Patent Costs incurred by University on or after the Effective Date will be invoiced to Company and Company will pay amounts on such invoices within [***] of Company’s receipt of the applicable invoice.

ii.	If Company fails to pay invoices for Patent Costs [***], then upon request by University, Company will make estimated advanced payments for Patent Costs. University will specify the amount of any such advanced payments on an invoice provided to Company, identifying the applicable Licensed Patent, country and estimated cost. Company will pay such advance payments of Patent Costs to University prior to the relevant patent deadlines. Invoices for advanced payments will be reconciled with the advance payments made by Company every [***]. Any excess payment by Company will be credited to future Patent Costs specified in this Section 6.B.

iii.	Notwithstanding any provisions to the contrary in this Agreement, if University does not receive, by the date specified, full payment for any Patent Costs, University may, at its sole discretion at any time, do any one or more of the following: (a) without further notice to Company, abandon any Licensed Patent to which such payment applies and any related Licensed Patents, including any Licensed Patent that claims priority to such Licensed Patent; or (b) notify Company that it is in breach of the Agreement for such failure to pay, in which case the terms of Section 7.B. shall apply.

iv.	Company may at any time, elect to discontinue its support of Patent Costs for one or more patent applications or patents within the Licensed Patent(s). If Company decides to discontinue its support of Patent Costs for one or more patent applications or patents within the Licensed Patent(s), Company will notify University in writing [***] prior to any such discontinuation. Company will be responsible for reimbursing University for any Patent Costs associated with such Licensed Patent(s) that University incurs in the [***] period following such notice, whether or not such costs were invoiced to University during such period; provided, University shall use reasonable efforts to mitigate such Patents Costs.

v.	Upon Company’s election to discontinue support pursuant to Section 6.B.v or its failure to pay Patent Costs in accordance with Section B(ii) above for any Licensed Patents, all of Company’s rights in or to the applicable Licensed Patents shall automatically terminate (regardless of whether Schedule A reflects such termination) and all rights to the applicable patent applications and patents will immediately revert to University. Without limiting any other rights of University, University may in its sole discretion, abandon the applicable patent or patent application or license such patent or patent application to a third party at any time after such termination. If:

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(a)	University continues to prosecute and/or maintain any such former Licensed Patents,

(b)	Company has continued to support at least the European and United States counterparts of such formerly Licensed Patents, and

(c)	such formerly Licensed Patents have not been licensed by University to a third party,

for a [***] period from the issuance of any such Licensed Patent, Company may elect to re-acquire its exclusive license to any such former Licensed Patent by paying to University before the end of the [***] period both:

(d)	[***] of the Patent Costs incurred by University in the period following the termination of Company’s license to the applicable former Licensed Patent and

(e)	any Royalties that would have been owed for the sale of Licensed Products under the applicable Licensed Patent from the date of First Commercial Sale in the applicable territory.

C.	Challenges. If any Licensed Entity brings an action or proceeding, or assists any third party in bringing an action or proceeding, seeking a declaration or ruling that any claim in any of the Licensed Patents is invalid or unenforceable, or asserts that any product or process does not infringe the Licensed Patents, then to the extent not prohibited by applicable law and in addition to, not in lieu of, other rights and remedies of University:

i.	during the pendency of such action or proceeding, the Royalty rate applicable to payments made pursuant to Section 3.B.i with regard to Licensed Products covered by the Licensed Patent in suit will automatically increase to [***] the royalty rate currently set forth in Section 3.B.i;

ii.	should the outcome of such action or proceeding determine that any claim of a Licensed Patent challenged is valid and enforceable, and the applicable Licensed Product is covered by the applicable Licensed Patent, then the Royalty rate applicable to payments made pursuant to Section 3.B.i with regard to Licensed Products covered by the Licensed Patent in suit will automatically increase to [***] the royalty rate currently set forth in Section 3.B.i. and Company will pay, if it had not already, University’s attorneys’ fees, expert witness fees, court costs, third party costs, and other litigation expenses incurred in connection with such action or proceeding;

iii.	For clarity, Company will have no right to recoup any Royalties or other amounts paid before such action or proceeding or during the period in which such action or proceeding is pending (including on appeal);

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iv.	Company will continue to make all payments directly to University and will not, and will not seek to, pay into any escrow or other similar account;

v.	For clarity, University will have full control and authority to defend the Licensed Patents in such an action or proceeding; and

vi.	Company will provide written notice to University at least [***] before any Licensed Entity initiates any action or proceeding seeking a declaration or ruling that any claim of any Licensed Patent is invalid or unenforceable or of its intention to assert that any product or process does not infringe any claim in the Licensed Patent. Company will include with such written notice an identification of all prior art it believes is material.

D.	Infringement.

i.	Notice. In the event either Party becomes aware of any possible or actual infringement, misappropriation, or other violation of any Licensed Patents in the Field in the Territory (an “Infringement”), that Party will promptly notify the other Party and provide it with details regarding such Infringement.

ii.

Company’s Right to Bring Infringement Action. Company will have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Company commences an action with respect to any Infringement, Company will consider in good faith the views of University and potential effects on the public interest in making its decision whether to sue. Company will keep University reasonably informed of the progress of the prosecution, prevention and/or termination of actions and will give University a reasonable opportunity in advance to consult with Company and offer its views about major decisions. Company will give careful consideration to those views, but will have the right to control the action regarding Infringement; provided, however, that if Company fails to defend in good faith the validity and/or enforceability of the Licensed Patents in the action, or if Company’s license to a Valid Claim in the suit terminates, then University may elect, but shall not be obligated, to take control of the action and any recovery will be apportioned in the same manner as an action initiated by University pursuant to Section 6.D.iii. So long as Company controls any enforcement action, reasonable attorneys’ fees for counsel selected by University and out of pocket expenses incurred by University in connection with the prosecution, prevention, termination, adjudication, and/or settlement regarding a Licensed Patent initiated by Company, including any related appeals, will be paid for by Company, and Company will hold University free, clear and harmless from and against any and all such expenses. Any such expenses shall be paid out of any recovery. Notwithstanding any of the foregoing, Company will not compromise or settle any action involving the Licensed Patents without the prior written consent of University, which consent will not be unreasonably withheld or delayed. In the event that Company controls the action pursuant to this Section 6.D.ii, it will first reimburse

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itself from any sums recovered in such suit or in settlement thereof for all out-of-pocket and documented costs and expenses, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds remain, then such amounts shall be treated as Net Sales and shall be subject to Section 3.B.

iii.	University’s Right to Bring Infringement Action. If Company does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 6.D.ii above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement within [***] after it becomes aware of such Infringement or, at any time thereafter, ceases to diligently continue such prosecution, prevention, or termination, University may elect, but is not obligated, to do so. Should University elect to bring suit against an infringer, Company will cooperate fully with University, including joining as party plaintiff in any such suit if requested by University. Company will have the right to approve the counsel selected and paid for by University to represent University and Company, such approval not to be unreasonably withheld or delayed. In the event University exercises its right pursuant to this Section 6.D.iii, it will recover for its own account any damages, awards or settlements.

iv.	Own Counsel. Each Party will always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other Party under this Section 6.D.

v.	Cooperation. Each Party will cooperate fully in any action under this Section 6.D that is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

vi.	Declaratory Judgement. If a declaratory judgment action is brought alleging invalidity or unenforceability of any claims within the Licensed Patents, the Parties shall promptly notify the other, providing a copy of the complaint, and Company will have the first right to control such action pursuant to Section 6.A.

vii.	Technical Information. University will have the exclusive right (but not the obligation), to the extent applicable, to institute legal action against any third party arising out of such third party’s actual or threatened infringement or misappropriation of any Technical Information, and University will retain any and all proceeds from any such actions and settlements in connection therewith. Company will have no right to make any demands or claims, bring suit, effect any settlements or take any other action with respect to any such infringement or misappropriation without the prior written consent of University.

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7.	Term and Termination

A.	Term. This Agreement and the rights and licenses hereunder will take effect on the Effective Date and will expire on a country-by-country and Licensed Product-by-Licensed Product basis on the later of: (i) the expiration date of the last to expire of the Licensed Patents covering the applicable Licensed Product in the applicable country; and (ii) fifteen (15) years from the First Commercial Sale, unless earlier terminated pursuant to the terms of this Agreement. On a Licensed Product-by-Licensed Product basis, following the expiration of the Royalty obligations in a given country, Company shall retain with respect to the Technical Information, a non-exclusive, fully paid, perpetual, irrevocable license, with the right to grant and authorize sublicenses, to make, have made, use, import, offer for sale and sell such Licensed Product.

B.	University’s Right to Terminate. Without limiting other rights, University will have the right to terminate this Agreement as follows, in addition to all other available remedies:

i.	If Company fails to make any payment when due, this Agreement will terminate effective [***] after University’s written notice to Company describing such failure, unless Company makes such payment within such [***].

ii.	If Company breaches any material obligation of this Agreement other than an obligation to make a payment when due or a failure to perform the obligations in Section 4, this Agreement will terminate in its entirety, effective [***] after University’s written notice to Company describing such material failure, unless Company cures such failure within such [***]; provided, in the event that Company disputes such material breach, no such termination shall be effective until the matter has been finally resolved pursuant to Section 9.G.

iii.	If Company files, or has filed against it, a petition under any bankruptcy or insolvency law, Company will immediately notify University. If such petition is not dismissed within [***] of Company’s filing, or if Company makes an assignment of all or substantially all of its assets for the benefit of its creditors, then, unless prohibited by applicable law, this Agreement will automatically terminate at the end of such [***] with respect to Company unless University provides written notice to Company within such [***]. If Company becomes aware that any Licensed Entity is likely to become insolvent, it will notify University.

iv.	If Company will be dissolved, liquidated or otherwise ceases to exist, other than for reasons specified in Section 7.B.iv, unless prohibited by applicable law, this Agreement will automatically terminate with respect to Company as of: (a) the date articles of dissolution or a similar document is filed on behalf of Company with the appropriate governmental authority; or (b) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of Company.

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C.	Termination and Affiliates.

i.	For the avoidance of doubt, if this Agreement expires or terminates for any reason, the rights and licenses granted to Company’s Affiliates hereunder will expire or terminate to the same extent as such rights and licenses expire or terminate with respect to Company; provided if such Affiliates have become Sublicensees, such Sublicenses shall continue pursuant to Section 7.G (iii).

ii.	In the event that any entity ceases to be an Affiliate of Company, whether as the result of a sale, merger, corporate reorganization, or otherwise, the licenses granted to such entity pursuant to Section 2.A shall automatically and immediately terminate.

D.	Company’s Right to Terminate. In the event Company desires to terminate this Agreement in its entirety, or as to any country or any Licensed Patent or Technical Information, Company will provide written notice to University thereof and this Agreement shall terminate with respect to the applicable country or Licensed Patent or Technical Information [***] thereafter.

E.	Survival. The rights and obligations accruing prior to any termination or expiration of this Agreement for any reason will survive, including: (i) all causes of action accruing to either Party under this Agreement; (ii) Company’s obligation to pay amounts payable under this Agreement accrued prior to the date of termination or expiration, including Royalties and Patent Costs; (iii) Company’s obligation to report Net Sales and keep records, as required by Sections 3.E and 5; (iv) University’s right to audit under Section 5.A; (v) any obligation to abate an Infringement that arose prior to the date of termination or expiration under Section 6; and (vi) Sections 5 (records and review), 7.E (survival), 7.F (post-termination obligations of Company), 8 (representations and warranties), and 9 (miscellaneous) of this Agreement until their purposes are fulfilled.

F.

Post Termination, Post Expiration Obligations of Company. Upon the termination of this Agreement for any reason, subject to the terms of Section 7.G., all rights of Company to use the Licensed Patent(s) and Technical Information will immediately thereafter cease and revert to University and Company will not practice the Licensed Patents or Technical Information. Except to the extent set forth in Section 7.E, any other rights conferred to Company by this Agreement will also immediately thereafter cease. Except as necessary to comply with applicable laws, regulations, or the terms and conditions of this Agreement, promptly following the termination of this Agreement, Company will, and will cause all other Licensed Entities to, deliver to University, or at University’s request irretrievably destroy, all tangible materials embodying or relating to any unexpired Licensed Patents or any Technical Information; provided, however, Company shall have no obligation to destroy or seek to destroy electronic records (e.g., backup files) maintained for archival purposes that may retain Technical Information. Company will provide to University a certification that such delivery or destruction has been completed. Company will not thereafter operate or conduct business in any manner that might tend to

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create the impression that this Agreement is still in force, or that Company has any right to use any one or more of Licensed Patents or Technical Information. Upon termination or expiration, all payments including fees and costs due under this Agreement and not yet paid will become immediately due and payable.

G.	Consequences of Termination.

i.	Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason shall not affect either Party’s rights or obligations accrued to such Party as of the effective date of termination or based upon any event occurring prior to the effective date of termination.

ii.	Stock on Hand. In the event this Agreement is terminated for any reason, Company shall have the right to sell or otherwise dispose of all Licensed Products in the process of manufacture, testing, in use or in stock, provided that Company shall remain obligated to make payment of Royalties to University for such Licensed Products in accordance with Section 3.B.

iii.	Sublicenses. In the event this Agreement is terminated pursuant to Section 7.B.iii or iv, [***].

8.	Representations, Warranties, Disclaimers; Indemnification; Insurance; Primary Responsibility

A.	Representations, Warranties and Covenants of Company. Company hereby represents, warrants and covenants that:

i.	Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has the corporate power and authority to execute and deliver this Agreement, including on behalf of its Affiliates, and perform all obligations under this Agreement.

ii.	The execution, delivery and performance have been duly and validly authorized by Company, and upon execution and delivery by Company, this Agreement will constitute a valid, enforceable and binding agreement of Company and of its Affiliates.

iii.	Company has no other agreements that conflict with the obligations undertaken and rights and licenses granted in this Agreement.

iv.	Company will comply and require all other Licensed Entities to comply with applicable laws, including to ensure that any manufacture of Licensed Product(s) by a Licensed Entity, and/or its respective vendor(s), suppliers agents or contractors, will comply with and conform with applicable law and to all applicable specifications required by any regulatory body and/or market approval granted.

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v.	No Licensed Entity will take any action or engage in any activity that substantially increases the risk that any Licensed Patent is likely to be found invalid or unenforceable.

vi.	Company will make all payments to University as and when required by this Agreement.

B.	Representations, Warranties and Covenants of University. University represents and warrants that, to the knowledge of the University Personnel:

i.	it is a not-for-profit corporation duly organized validly existing and in good standing under the laws of Illinois;

ii.	the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of University;

iii.	to the actual knowledge of the personnel in the University’s Center for Technology Development and Ventures (UChicagoTech), University is the sole and exclusive owner of all right, title and interest in and to the Licensed Patents, and all named inventors on the Licensed Patents have assigned to the University their entire right, title and interest in the applicable Licensed Patents; and

iv.	it has not previously granted and will not grant during the term of this Agreement, any right, license or interest in or to the Licensed Patents, or any portion thereof, inconsistent with the licenses granted to the Company in this Agreement.

C.	Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8.B., THE LICENSED PATENTS AND TECHNICAL INFORMATION ARE PROVIDED AS IS AND WHERE IS. UNIVERSITY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE. IN PARTICULAR, UNIVERSITY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, INCLUDING ABOUT (I) THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE LICENSED PATENTS; (II) THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY INFORMATION PROVIDED BY UNIVERSITY TO ANY LICENSED ENTITY; (III) FURNISHING ANY TECHNICAL INFORMATION; (IV) WHETHER THE PRACTICE OF ANY CLAIM CONTAINED IN ANY OF THE LICENSED PATENTS OR TECHNICAL INFORMATION WILL OR MIGHT INFRINGE INTELLECTUAL PROPERTY RIGHTS ; (V) THE PATENTABILITY OF ANY INVENTION CLAIMED IN THE LICENSED PATENTS; (VI) THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE OF ANY PRODUCT OR PROCESS MADE OR CARRIED OUT IN ACCORDANCE WITH OR THROUGH THE USE OF THE LICENSED PATENTS; AND (VII) ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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D.	Indemnification. Company agrees, and will cause each other Licensed Entity, to indemnify, defend and hold harmless University, its Affiliates and the trustees, directors, officers, students, employees, fellows and agents of any of the foregoing (collectively the “Indemnified Persons”) from and against any and all third party claims, demands, liabilities, losses, damages, penalties, costs and/or expense (including attorneys’ and witnesses’ fees and court costs) of any kind or nature, based upon, arising out of, or otherwise relating to this Agreement and/or a Sublicense, including without limitation (i) any claim arising from the development, production, use, sale, export, import or other disposition of any Licensed Product and all activities associated therewith, or (ii) any use of information provided by University to any Licensed Entity. Company agrees, and will cause each other Licensed Entity to agree, not to sue any Indemnified Person in connection with the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith. University shall promptly notify Company of any claim or action that may be subject to this Section 8.D., provide to Company a full description of all relevant facts, and cooperate fully with Company in the defense of any such action. Company shall control any legal proceeding subject to this Section 8, provided; provided, however, that University’s failure to promptly notify Company shall only relieve Company of its obligations under this Section to the extent Company is actually prejudiced by such failure. University will be entitled to participate, at its option and expense, through counsel of its own selection, and may join in any legal actions related to any such claims, demands, losses, damages, costs, expenses and penalties. No Licensed Entity will enter into any settlement affecting any rights or obligations of any Indemnified Person or which includes an express or implied admission of liability, negligence or wrongdoing by any Indemnified Person, without the prior written consent of such Indemnified Person.

E.	Assumption of Risk. The entire risk as to the performance, safety and efficacy of any subject matter claimed in any Licensed Patent, the Technical Information and of any Licensed Product is assumed by the Company on behalf of the Licensed Entities. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, UNIVERSITY WILL NOT BE LIABLE TO ANY LICENSED ENTITY OR ANY OTHER PERSON OR ENTITY FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR ANY OTHER DAMAGES OR LOSSES OF ANY KIND OR NATURE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCTS OR STRICT LIABILITY OR ANY OTHER FORM OF ACTION; AND IN NO EVENT WILL UNIVERSITY’S TOTAL AGGREGATE LIABILITY UNDER OR IN CONNECTION WITH THIS AGREEMENT TO ALL LICENSED ENTITIES AND OTHER PERSONS AND ENTITIES EXCEED THE TOTAL AMOUNTS PAID BY COMPANY TO UNIVERSITY HEREUNDER. The above limitations on liability apply even though the Indemnified Person may have been advised of the possibility of such injury, loss or damage. Company will not, and will cause all other Licensed Entities not to, make any agreements, statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity which are inconsistent with this Section 8.E.

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F.	Insurance. Company agrees, and will cause each other Licensed Entity to agree to continuously maintain during the term of this Agreement and beyond liability insurance that will cover its obligations hereunder, including any claims for bodily injury, property, or other damage alleged to relate to Licensed Products or activities undertaken in connection with this Agreement, Licensed Patents, or Licensed Products, including the development, manufacture, use, sale or other disposition of Licensed Products and all activities associated therewith. Each Licensed Entity will list University and its Affiliates, at such Licensed Entity’s expense, as additional named insureds under each liability insurance policy (including excess or umbrella liability policies) that such Licensed Entity has or will obtain, that includes any coverage of claims relating to Licensed Products. Such insurance will be primary and noncontributory to any insurance University and its Affiliates may have. At University’s request, Company will supply University from time to time with copies of each such policy, and will notify University in writing at least [***] prior to any termination of or change in coverage under any such policies.

9.	Miscellaneous

A.	Marking. Company will mark all Licensed Products (or their packaging, as appropriate) sold, offered for sale, imported, or otherwise disposed of in such a manner not inconsistent with the requirements of the patent laws and practices of the country to which such products are shipped or in which such products are manufactured or sold, including, if in the U.S., 35 U.S.C. § 287.

B.	Export Regulations. Without limiting Section 8.A, Company will comply with United States export control and asset control laws, regulations, and orders, as they may be amended from time to time, applicable to the export, re-export, or import of goods or services, including software, processes, or technical data to foreign countries. Such regulations include but are not limited to the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. § 500 et seq.), and the Anti-Boycott Regulations (15 C.F.R. § 760).

C.	Entire Agreement, Amendment. This Agreement together with the schedules attached hereto constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter. In entering into this Agreement, no Party has relied upon another person’s statement, representation, warranty or agreement except for those expressly contained in this Agreement. The only conditions precedent to this Agreement’s effectiveness are those expressly stated in it. This Agreement cannot be amended or modified except in a document signed by duly authorized representatives of each Party.

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D.	Notice. Any notice required or otherwise made under this Agreement will be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other Party at the address set forth below or at such other address as may be designated by written notice to the other Party. Notice will be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, if sent by overnight courier, or upon confirmed answer-back if by facsimile.

If to University:	UChicagoTech
Center for Technology Development & Ventures
The University of Chicago
Edelstone Center, 2S
6030 S. Ellis Ave
Chicago, Illinois 60637

Facsimile Number: [***]
Attention: [***]

If to Company:	Evelo Biosciences, Inc.
Legal Department
620 Memorial Drive, Suite 200
Cambridge, Massachusetts 02139

Facsimile Number: [***]
Attention: [***]

E.	Assignment. This Agreement will be binding on the Parties and upon their respective successors and assigns and inure to the benefit of the Parties and their respective permitted successors and assigns.

Company may at any time, upon written notice to University, assign or transfer this Agreement to (i) any Affiliate of the Company, or (ii) a successor to all or substantially all of its business pertaining to this Agreement. Any such assignment will be conditioned on and will not be effective until the assignee or transferee has executed and delivered a written agreement assuming and undertaking all of the duties and obligations of Company under this Agreement. Except as provided above, Company will not assign, transfer or delegate any right or obligation hereunder without the prior written consent of University and any attempted conveyance in violation of any term of this Agreement will be null and void. University may assign or transfer this Agreement or its rights and obligations hereunder at any time to any third party on written notice to Company. In the event of an assignment by University, the assignee will be substituted for University as a party hereto, and University will no longer be bound hereby.

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F.	Force Majeure. In the event either Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, earthquake, power shortage or failure, failure of the transportation system, or any other cause whatsoever beyond the reasonable control of the Party (“Force Majeure Event”), the Party so prevented or delayed shall be excused from the performance of any such obligation during a period that is reasonable in light of the Force Majeure Event, but no less than the duration of the Force Majeure Event itself.

G.	Governing Law. Illinois law (without regard to any jurisdiction’s conflict-of-laws principles) exclusively governs all matters based upon, arising out of, or relating in any way to this Agreement, including, without limitation, all disputes, claims or causes of action arising out of or relating to this Agreement as well as the interpretation, construction, performance and enforcement of this Agreement. The Parties will bring and litigate all actions or proceedings arising out of or relating to this Agreement in courts located within Chicago, Cook County, Illinois, and the Parties hereby consent to the jurisdiction of such courts. Without limiting the foregoing, any dispute regarding the validity or enforceability of any of the Licensed Patents, or whether any product would infringe (but for this Agreement) any claim in the Licensed Patents, will be litigated exclusively in the U.S. District Court for the Northern District of Illinois situated in Cook County, Illinois, and each Party will submit to the exclusive jurisdiction of such court, and waives any objection to venue, for such purposes.

H.	Confidential Terms. Each Party agrees not to disclose to any Third Party the terms and conditions of this Agreement, without the prior approval of the other Party, except to advisors (including consultants, financial advisors, attorneys and accountants), potential and existing investors, and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent necessary to comply with the terms of agreements with Third Parties, or to the extent required by applicable law, including securities laws. Each Party may issue press releases relating to this Agreement or activities conducted hereunder, provided that such Party shall submit the text of such press releases to the other Party for its review prior to the issuance thereof. Both Parties may use information from any previous press release without having to submit such subsequent press release to the other Party.

I.	Independent Contractors. The Company is an independent contractor under this Agreement. This Agreement does not, is not intended to, and will not be construed to, establish a partnership or joint venture, nor does this Agreement create or establish an employment, agency or any other relationship. Company has no right, power or authority, nor will it represent itself or allow another Licensed Entity to represent itself as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the University, or otherwise act as an agent for the University for any purpose.

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J.	No Use of Name. Neither Party will use (and Company will prohibit any Licensed Entity from using) the name, insignia, or symbols of University in any commercial activity, marketing, advertising or sales brochures except with the prior written consent of the other Party, which consent may be granted or withheld at other Party’s sole discretion. Company agrees not to use, and will prohibit each other Licensed Entity from using, the name of any University employee(s) in any commercial activity, marketing, advertising or sales brochures.

K.	Limitation of Liability. EXCEPT FOR EITHER PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 8, AND INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

L.	Waiver. No term or provision of this Agreement will be waived and no breach excused unless such waiver or consent is in writing and signed by the Party claimed to have waived or consented. No waiver of a breach will be deemed to be a waiver of a different or subsequent breach. No delay in enforcing a term or provision will be deemed a waiver thereof.

M.	Construction. Each Party has consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement will be construed without regard to the Party or Parties responsible for the preparation of the same and will be deemed as prepared jointly by the Parties. Any ambiguity or uncertainty existing herein will not be interpreted or construed against any Party. No course of dealing, course of performance, or usage of trade may be considered in the interpretation or enforcement of this Agreement. Both Parties waive any right they may have to introduce any such evidence.

N.	Execution. This Agreement may be executed by the Parties in any number of identical counterparts, each of which, for all purposes will be deemed to be an original, and all of which will constitute, collectively, one instrument.

O.	Severability. If any provision of this Agreement is held to be invalid, illegal, unenforceable, or in conflict with any laws of any federal, provincial, state, or local government that may exercise jurisdiction over this Agreement, the validity and enforceability of the remaining portions or provisions will not be affected thereby nor the validity and enforceability of such provision where valid, legal, enforceable and not in such a conflict. Any invalid or unenforceable provision will be promptly reformed by the Parties to effectuate their intent as evidenced on the Effective Date.

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IN WITNESS WHEREOF, the Parties hereto have caused this agreement to be executed by their respective duly authorized officers or representatives on the Effective Date.

University	Evelo Biosciences, Inc.

By: /s/ Alan Thomas	By: /s/ Simba Gill
Alan Thomas, Associate Vice President and Director, UChicagoTech	Simba Gill, President & Chief Executive Officer

Date of signature: March 10, 2016	Date of signature: 10 March, 2016

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Schedule A

Licensed Patents

University of Chicago Reference Number	Country	Application or Patent Number	Filing or Issue Date	Title
[***]	United States	#62/248,741	10/30/2015	Treatment of Cancer by Manipulation of Commensal Microflora
[***]	United States	#62/169,112	6/01/2015	Treatment of Cancer by Manipulation of Commensal Microflora

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Schedule B

Technical Information

Characterization of bacteria populations from [***] (other than Taconic and Jackson colonies)

Characterization of bacteria populations from [***]

Analysis of bacterial genera [***]

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Schedule C

UNIVERSITY OF CHICAGO ROYALTY REPORT

Company:	Agreement No:
Period Covered: From:	Through:
Prepared By:	Date:
Approved By:	Date:

Following First Commercial Sale of a second Licensed Product, please prepare a separate report for each. Then combine all Licensed Products into a summary report.

Report Type:	☐ Single Product Line Report:
☐ Multiproduct Summary Report. Page 1 of _____ Pages
☐ Product Line Detail. Line: __________ Tradename: ____________ Page: _____
Report Currency:	☐ U.S. Dollars ☐ Other:

Country	Gross Invoiced Amount	* Less Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
TOTAL:

Total Royalty:                                     Conversion Rate:                                Royalty in U.S. Dollars: $

The following Royalty forecast is non-binding and for University’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter: _____    Q2: _____    Q3: _____    Q4: _____

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*	On a separate page, please indicate the reasons for returns or other adjustments if significant. Also, note any unusual occurrences that affected royalty amounts during this period. To assist University’s forecasting, please comment on any significant expected trends in sales volume.

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Schedule D

Product Development Plan

Subject to reasonable revision based on data generated in development of Licensed Products, Company will:

1) Start First Human Testing by [***].

2) File for IND within [***] of Effective Date, if positive data from food study

3) Begin clinical study with Intent to Treat Population greater than [***] or begin a Phase II trial within [***] of IND acceptance.

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Schedule E

Progress Report Form

For the time period _____________to ______________ regarding the Agreement, effective February __, 2016 between The University of Chicago and Evelo Biosciences UChicagoTech No. AGR

UCHI No. [***]

Please fill out the fields below to the extent that they are relevant. Any additional documents that may be helpful for illustration may be sent along as attachments. In some cases a conversation with University’s Center for Technology Development & Ventures ([***]) may be useful as a follow-up.

Company Contact Name:__________________________

Company Contact Address & Phone:_________________

Summary

Accomplishments during this time period regarding Licensed Products:

Objectives for the next time period regarding Licensed Products:

Research & Development

Current status of Licensed Products in development:

Plans for future research and development regarding Licensed Products:

Products & Marketing

Licensed Products launched (include tradenames) and estimate for time to the market for future Licensed Products:

Sales:

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Projected sales:

Market development:

Sublicenses (If appropriate, have there been any new Sublicenses or progress in previous Sublicenses?):

Industry News (mergers & acquisitions, development partnerships, company expansion, etc.)

Financing & Corporate Development (non-dilutive capital, fundraising, diligence materials)

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